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                                                                   EXHIBIT 10.15

                DEFERRED COMPENSATION PLAN OF CIGNA CORPORATION
                         AND PARTICIPATING SUBSIDIARIES

                  (Amended and Restated as of January 1, 1996)


ARTICLE I.   DEFINITIONS

         The following are defined terms wherever they appear in the Plan.

         1.1 "Administrator" shall mean the person, or committee, appointed by the Chief Executive Officer of CIGNA Corporation, and charged with responsibility for administration of the Plan.

         1.2 "Board Committee" shall mean the People Resources Committee of the Board of Directors, or any successor Committee.

         1.3 "Board of Directors" shall mean the Board of Directors of CIGNA Corporation.

         1.4     "Change of Control" shall mean that:

                 (a) a corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act a number of preferred or common shares of CIGNA Corporation having voting power which is either (1) more than 50 percent of the voting power of the shares which voted in the election of directors of CIGNA Corporation at the shareholders' meeting immediately preceding such determination, or (2) more than 25 percent of the voting power of common shares outstanding of CIGNA Corporation, or

                 (b) as a result of a merger or consolidation to which CIGNA Corporation is a party, either (1) CIGNA Corporation is not the surviving corporation, or (2) Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation, or

                 (c) a change occurs in the composition of the Board at any time during any consecutive 24-month period such that the "Continuity Directors" cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, "Continuity Directors" shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or upon nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.

         1.5 "CIGNA Common Stock", or "Common Stock" or "Stock" shall mean the common stock of CIGNA Corporation, par value of one dollar ($1.00) per share.

         1.6 "Corporate Committee" shall mean the CIGNA Corporation Corporate Benefit Plan Committee, or any successor committee.

         1.7 "Deferral Election" shall mean the instrument executed by a Participant which specifies amounts and items of compensation to be deferred.
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         1.8     "Deferred Compensation Account" or "Account" shall mean the separate account established under the Plan for each Participant, as described in Section 3.1.

         1.9 "Participant" shall mean each individual who as an employee of a Participating Company elects to participate in the Plan in accordance with the terms and conditions of the Plan.

         1.10 "Payment Election" shall mean the instrument executed by a Participant which specifies the method of payment of compensation deferred.

         1.11 "Participating Company" shall mean: (a) CIGNA Corporation; and (b) each Related Company which has been authorized by the Chief Executive Officer of CIGNA Corporation to participate in the Plan and which, by resolution of the board of directors (or governing body if the Related Company is a partnership, joint venture or other unincorporated entity) of the Related Company, has adopted the Plan and has agreed to comply with the provisions of the Plan.

         1.12 "Plan" shall mean the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries, as it may be amended or restated from time to time by the Board of Directors or the Board Committee.

         1.13 "Related Company" shall mean a corporation of which more than 50% of the combined voting power of all classes of stock entitled to vote or equity interest is owned directly or indirectly by CIGNA Corporation or by a partnership, joint venture or other unincorporated entity of which more than 50% of the capital, equity or profits interest is owned directly or indirectly by CIGNA Corporation.

         1.14 "Restatement Date" shall mean January 1, 1990, the effective date of the Plan, as amended and restated.

         1.15    "Termination of Service" shall mean

                 (a) termination of the employee-employer relationship between a Participant and either CIGNA Corporation or a Related Company, or

                 (b) From and after the Restatement Date, occurrence of a transaction by which a Participant's employer ceases to be a Related Company, unless such company assumes liabilities and responsibilities under the Plan with respect to such Participant; however,

                 (c) a Participant's transfer of employment among CIGNA Corporation and Related Companies will not be a termination of employment.

         1.16 "Valuation Date" shall mean the close of business on the last business day of each month.

         1.17 "Stock Plan" shall mean a plan or program which provides for payment of compensation in the form of shares of CIGNA Common Stock.





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ARTICLE II.  PARTICIPATION


         2.1     Eligibility to Participate in the Plan.

         The individuals who are eligible to participate in the Plan are those salaried officers or other key employees of a Participating Company who:

         (a) occupy a position with the Participating Company which has been designated by the Corporate Committee as an eligible position for participation in the Plan, or

         (b) specifically have been authorized by the Corporate Committee to participate in the Plan.


         2.2     Participation in the Plan.

                 (a) A Participant may elect to defer receipt of all or a portion of his compensation for services as an employee of a Participating Company. The items or categories of compensation subject to deferral under the Plan shall be limited to those specified by the Administrator.

                 (b) The election to defer is made by delivering a properly executed Deferral Election to the Administrator. The Deferral Election shall specify the item or items of compensation to be deferred, and the amount of such compensation to be deferred. The election for payment of compensation deferred is made by delivering a properly executed Payment Election to the Administrator. The Payment Election shall specify the method by which such deferred compensation is to be paid, and the date or dates for payment of such deferred compensation.

                 (c) An election to defer compensation must be filed by the Participant prior to the commencement of a calendar year during which such compensation will be paid.

                 (d) Notwithstanding Section 2.2(c), an election to defer compensation made by an individual who subsequently begins active employment with a Participating Company, by reason of initial employment, or reemployment, if filed prior to the date of such active employment, shall be effective according to Section 2.2(e)(2), hereof.

                 (e) An election to defer compensation is effective: (1) for the year beginning after the election, and for subsequent years, unless modified or revoked; or, (2) if Section 2.2(d) applies, for the remainder of the first year of active employment, and for subsequent years, unless modified or revoked.

         2.3     Elections Pertaining to Payments.

         In executing a Payment Election, the Participant shall elect among the methods of payment that are specified by the Corporate Committee.

                 (a) If a method of payment provides for periodic payments, the payments shall be made at least annually, over a period not to exceed 15 years.





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                 (b)  If the payments are to commence after Termination of
Employment, no payments may be made before the first day of January following the calendar year during which the Participant terminates employment.

                 (c) The balance of a Participant's Account shall be paid, in all events, no later than January of the fifteenth (15th) year following Termination of Employment.

                 (d) If there is not in effect as of a Participant's Termination of Employment a valid Payment Election, the Participant's Account shall be paid annually over a period of 15 years.

         2.4     Modification of Elections Pertaining to Payments.

         With respect to payment of deferred compensation following Termination of Employment, a Participant may request modification of his existing Payment Election, for payment under another method among those specified by the Corporate Committee. Any request for modification of such Payment Election shall be made before the Participant terminates employment. The Corporate Committee shall consider any such modification request. In determining whether the request should be allowed, the Corporate Committee shall consider the Participant's financial needs, including any changed circumstances, as well as the projected financial needs of the Participating Company that is liable for such future payments. If the Corporate Committee determines that the request should be allowed, the requested modifications shall be made. The Participant shall effect the modifications through execution of a new Payment Election, which shall constitute the only Payment Election which is outstanding and effective.

         2.5     Reduction or Termination of Future Deferral.

                 (a) A Participant may elect to reduce or to revoke his deferral of compensation, but such election shall have effect only prospectively. A Participant shall effect an election to reduce his deferral of compensation by execution of a new Deferral Election, which shall constitute the only Deferral Election which is outstanding and effective. A Participant shall effect an election to revoke his deferral of compensation by informing the Administrator in writing. Only one election to reduce and one election to revoke may be made under this Section 2.5 by each Participant in a calendar year.

                 (b) An election to reduce or to revoke deferral of compensation shall become effective in the second calendar month following receipt of such election by the Administrator.


ARTICLE III.  COMPENSATION DEFERRED

         3.1     Deferred Compensation Account.

         A Deferred Compensation Account shall be established for each employee when the employee becomes a Participant. Compensation deferred by a Participant under the Plan shall be credited to the Account on the date such compensation would have been paid to the Participant. Hypothetical income on deferred compensation shall be credited to the Account as provided in Section 3.3, hereof.





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         3.2     Balance of Deferred Compensation Account.

         The balance of each Participant's Deferred Compensation Account shall include compensation deferred by the Participant, plus income and gains credited with respect to hypothetical investment. Losses from hypothetical investment shall reduce the Participant's Account balance. The balance of each Participant's Account shall be determined as of each Valuation Date.

         3.3     Hypothetical Investment.

                 (a) Compensation deferred under the Plan which would have been paid in cash shall be assumed to be invested, without charge, in one or more hypothetical investment vehicles as are specified from time to time by the Corporate Committee. With respect to such hypothetical investment:

                      (1) Cash compensation deferred shall be deemed to earn income under the hypothetical investment vehicle, which the Administrator shall credit to the Participant's Account, pursuant to Section 3.4, below.

                      (2) The Corporate Committee, in its sole discretion, may provide that cash compensation deferred after the Restatement date is deemed invested in a different hypothetical investment vehicle or vehicles than the investment vehicle in which cash compensation deferred before the Restatement Date is deemed invested.

                      (3) The Corporate Committee, in its sole discretion, may provide Plan Participants with options for one or more additional hypothetical investment vehicles for investment of cash compensation deferred under the Plan. A Participant who has a choice of more than one such hypothetical investment vehicle may, as frequently as once each quarter, modify his election of hypothetical investment through a written request to the Administrator.
Such modifications will be in accordance with rules and procedures adopted by the Corporate Committee.

                 (b) Compensation deferred under the Plan, which would have been paid in CIGNA Common Stock, shall be assumed invested, without charge, in the same number of shares of Common Stock (as adjusted to reflect stock dividends, splits and reclassification in accordance with the terms of the applicable Stock Plan) as would have been paid but for such deferral, and such compensation may not be deemed invested in any other hypothetical investment vehicle. In addition, an amount equal to dividends which otherwise would have been paid on such hypothetically-invested Common Stock shall be deemed paid and hypothetically invested pursuant to Section 3.3(a), above.

                 (c) In the event of a Change of Control, the annual income earned on at least one hypothetical fixed return guaranteed principal investment must be not less than fifty (50) basis points over the Ten-year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.





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         3.4     Time of Hypothetical Investment.

                 The balance of each Participant's Deferred Compensation Account shall be deemed invested in one or more hypothetical investment vehicles on each Valuation Date, and income shall accrue on such balance upon such date, from the previous Valuation Date. Compensation which would have been paid in CIGNA Common Stock shall be deemed hypothetically invested in Common Stock, pursuant to Section 3.3(b) hereof, as of the date on which the number of shares comprising the compensation deferred was determined in accordance with the applicable Stock Plan.

         3.5     Prior Plans.

         If a Participant participated in a deferred compensation plan or agreement of a Related Company immediately before this Plan became effective, or immediately before the Restatement Date of this Plan, or immediately before becoming an employee of a Participating Company, the balance of his deferred compensation account under such prior plans or agreements shall, if the prior plan or agreement so provides, be transferred to his Deferred Compensation Account under this Plan.

         3.6     Statement of Account.

         The Administrator shall provide each Participant a statement of his Deferred Compensation Account in least annually.



ARTICLE IV.  PAYMENT OF DEFERRED COMPENSATION

         4.1     Payment of Deferred Compensation.

                 (a) The Administrator shall pay amounts from the Participant's Account, according to the Participant's Payment Election.

                 (b) Compensation which, but for deferral, would have been paid in CIGNA Common Stock shall be paid in Common Stock. Notwithstanding the foregoing, upon the application of a Participant, the Corporate Committee may direct that all or a portion of the Participant's distribution otherwise payable in Common Stock be paid in cash.

         4.2     Financial Necessity Payment.

         Notwithstanding any other provision of the Plan, if the Corporate Committee, after consideration of a Participant's application, determines that the Participant has a financial necessity which is beyond the Participant's control, and of such a substantial nature that immediate payment of compensation deferred under the Plan is warranted, the Committee in its sole and absolute discretion may direct that all or a portion of the balance of the Participant's Deferred Compensation Account, including that portion hypothetically invested in Common Stock, be paid to the Participant in cash or in such other form as may be specified by the Corporate Committee. The amount of any such distribution shall be limited to the amount deemed necessary by the Corporate Committee to alleviate or remedy the hardship. The payment shall be made in the manner and at the time specified by the Corporate Committee. A Participant receiving a Financial Necessity Payment is deemed to have revoked his





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election for deferral of compensation under the Plan, as of the time of the
Financial Necessity Payment. Any subsequent deferral of compensation under the Plan shall require that the Participant execute a new Deferral Election, subject to terms of Section 2.2(e)(1) hereof.

         4.3     Certain Payments Upon Termination of Service.

         If a Participant terminates employment under circumstances which are such that the Corporate Committee deems it in the best interests of the Participant and of a Participating Company that payment of the Participant's Deferred Compensation Account be accelerated, then the Corporate Committee, upon its own motion and in its sole discretion, may direct that the Participant's Account balance be paid to him immediately.

         4.4     Payments of a Deceased Participant's Account.

                 (a) If a Participant dies before his entire Account has been paid to him, the Administrator shall pay the Account balance in a single lump sum payment to the person(s) or trust(s) designated in writing by the Participant as his beneficiary(ies) under the Plan. The Administrator is authorized to establish rules and procedures for designation of beneficiaries and shall have the sole discretion to make determinations regarding the existence and identity of beneficiaries and the validity of beneficiary designations.

                 (b) Notwithstanding Section 4.4(a), the Administrator shall pay the Account balance, as soon as administratively feasible, in a single lump sum payment to the Participant's estate if:

                      (1) The Participant dies without having a valid beneficiary designation in effect;

                      (2) The Participant's designated beneficiary has predeceased him;

                      (3) The Participant's designated beneficiary cannot be found after what the Administrator determines, in his sole discretion, has been a reasonably diligent search; or

                      (4) The Administrator determines, in his sole discretion, that a payment in such form is in the best interest of one or more Participating Companies.

         4.5     Accelerated Payment.

         A Participant who is not entitled to a payment of his Account under any other provision of Article IV may make a written request of the Plan Administrator for an accelerated payment of his entire Account balance. If the Plan Administrator receives such a request, he shall make a final valuation of the Participant's Account and pay ninety per cent (90%) of the Account balance to the Participant. The Participant shall forfeit the remaining ten per cent (10%) of his Account balance to the applicable Participating Company. Payments under this Section 4.5 shall apply only to that portion of a Participant's Account, including hypothetical investment results, attributable to compensation deferred after 1995.





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ARTICLE V.  GENERAL PROVISIONS

         5.1     Committee Membership.

         A Participant who is also a member of the Corporate Committee shall take no part in any decision pertaining to a request by such Participant under Sections 2.4, 4.1(b), 4.2, and 4.3 hereof.

         5.2     Participant's Rights Unsecured.

         The right of any Participant to receive payments under the provisions of the Plan represents an unsecured claim against the general assets of the Participating Company employing the Participant at the time that the compensation deferred otherwise would have been paid, or against the general assets of any successor company which assumes the liabilities of any such Participating Company. No Participating Company guarantees or is liable for payments to any Participant employed by any other participating Company.

         5.3     Assignability.

         No right to receive payments hereunder shall be transferable or assignable by a Participant. Any attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

         5.4     Administration.

         Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

         5.5     Amendment.

         The Plan may be amended, restated, modified, or terminated by the Board of Directors or the Board Committee. No amendment, restatement, modification, or termination shall reduce the balance of a Participant's Deferred Compensation Account as of the Valuation Date immediately preceding such action.

         5.6     Corporate Reorganization

         In the event that a company which employs Plan Participants ceases to meet the definition of "Related Company" under Section 1.13, and such company assumes liabilities and responsibility under the Plan, then the Corporate Committee and Administrator shall have no liability or responsibility for administration of the Plan, as such administration might affect participants employed by such company or participants terminating employment with such company after the date upon which such company ceases to be a Related Company; nor shall the Corporate Committee or Administrator have any legal obligation toward such participants after such date. The company which ceases to be a Related Company shall designate a governing committee and plan administrator, as appropriate, which shall assume liability and responsibility for administration of the Plan, as such administration might affect participants employed by such company or participants terminating employment with such company after the date upon which such company ceases to be a Related Company.





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         5.7     Correction of Errors and Inconsistencies.

         The Corporate Committee upon its own motion, or at the request of the Administrator or of a Participant, shall have authority to effect consistency among deferral elections, payment elections, or hypothetical investment with respect to amounts deferred by a Participant under the Plan, so as to avoid or to rectify difficulties in Plan administration. In no event shall such action by the Committee reduce the dollar value of a Participant's Account balance existing on the Valuation Date immediately preceding such action, nor shall the Committee take action inconsistent with Section 3.3(b) hereof. The Committee may take such action with respect to a Participant's Account, regardless of whether such Participant may remain employed by a Participating Company or whether he may have terminated employment. Without limiting the generality of the foregoing, the Committee may take such action upon the request of the Administrator, in order to avoid deferral, or payment or other distribution of fractional shares of Stock.

         5.8     Construction.

         The masculine gender where appearing in the Plan shall be deemed to include the feminine gender. The singular shall be deemed to include the plural; and the plural the singular.





CIGNA Corporation herewith causes this Amended and Restated Plan to be executed on the 19th day of December, 1995, by its duly authorized officer.



                                                    CIGNA CORPORATION
Attest:

                                                    By: _______________________
_______________________                                 Donald M. Levinson
Carol J. Ward                                           Executive Vice President
Corporate Secretary





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